SMART-TEK CEO MEETS WITH CHINESE OFFICIALS ON AVIAN FLU

CORTE MADERA, Calif.--(Primezone)—November 21, 2005—Smart-tek Solutions, Inc. (OTCBB:STTK) announced today that the company has met and discussed with the Chinese government to immediately prepare for test trials of its RFID monitoring and tracking technologies at a poultry farm  in China, in the fight against the possible spread  of the  H5N1 Avian Influenza..

Upon his return from China, Mr. Donald Gee, Chairman and CEO of Smart-tek Solutions, Inc. announced, “We had highly successful and encouraging meetings and discussions with Chinese officials from the Ministry of Science and Technology”.  He added, “For the Chinese government, this is an area of such immediate and grave concern in their fight against the spread of the Bird Flu.  The Ministry of Science and Technology has a team that is charged with monitoring the Avian Flu in China and is seeking solutions to assist in the surveillance of poultry as well as other livestock.

Mr. Goodwin Wang, Managing Director of SES Investments (China) Ltd., who accompanied Mr. Gee to the meetings in Beijing said, “We were advised at the meeting with the Ministry of Science and Technology, that this Ministry has the authority to issue a national mandatory directive to require the use of RFID technology by all poultry farms.”

On November 15, 2005, the Ministry of Science and Technology arranged for Mr. Gee to visit a poultry farm in the outskirts of Beijing, China to evaluate and assess the logistics of the proposed test trial.  Mr. Gee stated, “This one facility raises and processes 30 Million chickens annually. The sheer number of birds, of all species in China, is simply astonishing.”

On November 17, 2005, China confirmed its first human deaths from the H5N1 avian flu virus, saying one person in Anhui province had died and another in Hunan province was suspected of having been killed by the H5N1 strain.  "We expect there will be more poultry outbreaks to come,” said Henk Bekedam, World Health Organization's chief official in Beijing, noting that the H5N1 virus that causes bird flu flourishes in autumn and winter months.

Smart-tek Solutions, Inc.’s strategy for the possible containment of the Bird Flu virus is to leverage its expertise in the security, surveillance and monitoring sectors.

Smart-tek Solutions, Inc. technology includes but is not limited to the ability to tag, program and count the specific number of birds, with end user defined rules, utilizing RFID protocols.  Data such as 1) the number of birds 2) owner information 3) location information 4) species information and 5) inspection dates can all be programmed utilizing case by case specific needs of Organizations, Governments and Agencies.

More information about Smart-tek Solutions Inc. can be found at http://www.smart-teksolutions.com

More information about SCI can be found at http://www.smart-tek.com.

About Smart-tek Solutions Inc.

Smart-tek Solutions Inc. is a technology holding company in the security and surveillance sector providing turnkey state of the art systems design and installation through its wholly owned subsidiary, Smart-tek Communications, Inc. Smart-tek Communications, Inc. is the Company's initial acquisition in this sector and is appropriately positioned to pursue additional acquisitions in order to restore and enhance shareholder value.

Smart-tek Communications Inc. is a market leader in integrated security, voice and data communication systems. Located in Richmond, British Columbia, SCI specializes in the design, sale, installation and service of the latest in security technology with proven electronic hardware and software products. SCI has positioned itself as a security systems leader in the Greater Vancouver area, supplying over 45% of new downtown core construction projects. Valued customers include major developers, general and electrical contractors, hospitals, Crown Corporations, law enforcement agencies and retail facilities. Projects range from high-end residential and commercial developments to system upgrades and monitoring contracts. SCI's continued growth and success is a direct result of providing a consistently superior product at competitive pricing to both new and existing clients. SCI's stellar client retention is in itself a testimonial to the overall excellence of the product designed and installed.

Notice Regarding Forward Looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements regarding the Company's business which are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. Readers are directed to the Smart-tek Solutions reports as filed with the U.S. Securities and Exchange Commission from time to time, including but not limited to its most recent annual report on Form 10-KSB for the year ended June 30, 2005 and quarterly report on Form 10-QSB for the quarter ended September 30, 2005 for further information and factors that may affect Smart-tek Solutions business and results of operations. Smart-tek Solutions Inc. undertakes no obligations to publicly update any forward-looking statements to reflect future events or circumstances.

Contact:

     Smart-tek Solutions Inc.

     Neil Jacobs, 415-738-8887

     ir@smart-teksolutions.com